UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 10, 2017

Blueprint Medicines Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-37359	26-3632015
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

38 Sidney Street, Suite 200 Cambridge, Massachusetts	02139
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 374-7580

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☑

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Senior Vice President, Technical Operations

Effective October 10,  2017, Blueprint Medicines Corporation (the “Company”) appointed Christopher K. Murray, Ph.D. as Senior Vice President, Technical Operations of the Company and entered into an employment agreement with Dr. Murray that provides for “at will” employment.

Prior to joining the Company, Dr. Murray, age 55, served as Vice President, Technical Operations at ARIAD Pharmaceuticals, Inc. (“ARIAD”) from January 2014 to May 2017. In this role, Dr. Murray oversaw all aspects of commercial and clinical manufacturing, supply chain and logistics, process development, quality control and analytical chemistry for ARIAD’s approved products and product candidates, including Iclusig® (ponatinib) and Alunbrig® (brigatinib). From 2004 to December 2013, Dr. Murray held multiple roles of increasing responsibility at ARIAD related to process development, manufacturing and clinical supply. Prior to joining ARIAD, Dr. Murray served in various positions with Allos Therapeutics, Inc. and Hauser Inc. related to clinical and commercial manufacturing and supply of active pharmaceutical ingredient. Dr. Murray holds a B.S. from Hope College with a major in chemistry and a Ph.D. in chemistry from the University of Chicago.

Pursuant to the terms of his employment agreement, Dr. Murray is entitled to an annual base salary of $370,000. Dr. Murray is also eligible for an annual performance bonus targeted at 35% of his base salary commencing with the year ended 2018. Pursuant to the terms of his employment agreement, Dr. Murray will also be granted a stock option, effective November 1, 2017, to purchase 75,000 shares of the Company’s common stock at an exercise price per share equal to the closing price of the Company’s common stock on the date of grant. The stock option will have a ten-year term and will vest as to 25% of the shares underlying the stock option on the first anniversary of the commencement of Dr. Murray’s employment with the Company and as to an additional 1/48th of the shares underlying the stock option monthly thereafter. Dr. Murray is eligible to participate in the employee benefit plans generally available to full-time employees, subject to the terms of those plans. Pursuant to the terms of his employment agreement, if Dr. Murray’s employment is terminated by the Company without cause (as defined in his employment agreement) or by Dr. Murray for good reason (as defined in his employment agreement), and subject to Dr. Murray’s execution of a release of potential claims against the Company, Dr. Murray will be entitled to receive: (i) a lump sum in cash in an amount equal to 12 months of base salary and (ii) a monthly cash payment for 12 months for medical and dental benefits or Dr. Murray’s COBRA health continuation period, whichever ends earlier. However, in the event that Dr. Murray’s employment is terminated by the Company without cause, or Dr. Murray terminates his employment with the Company for good reason, in either case within 12 months following the occurrence of a sale event (as defined in his employment agreement), in lieu of the severance payments and benefits described in the preceding sentence and subject to Dr. Murray’s execution of a release of potential claims against the Company, Dr. Murray will be entitled to receive: (i) a lump sum in cash in an amount equal to the sum of 12 months of Dr. Murray’s base salary then in effect plus Dr. Murray’s target annual incentive compensation for the year in which the termination occurs, (ii) a monthly cash payment for 12 months for medical and dental benefits or Dr. Murray’s COBRA health continuation period, whichever ends earlier, and (iii) full and immediate vesting and exercisability of all time-based stock options and other time-based stock-based awards held by Dr. Murray.

In connection with Dr. Murray’s appointment as Senior Vice President, Technical Operations, Dr. Murray will enter into the Company’s standard form of indemnification agreement, a copy of which was filed as Exhibit 10.12 to the Company’s Registration Statement on Form S-1 (File No. 333-202938) filed with the Securities and Exchange Commission on March 23, 2015. Pursuant to the terms of the indemnification agreement, the Company may be required, among other things, to indemnify Dr. Murray for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by his in any action or proceeding arising out of his service as one of our officers. Dr. Murray has also previously entered into a non-competition, non-solicitation, confidentiality and assignment agreement that contains, among other things, non-competition and non-solicitation provisions that apply during the term of Dr. Murray’s employment and for 12 months thereafter.

Dr. Murray has no family relationship with any of the executive officers or directors of the Company. There are no arrangements or understandings between Dr. Murray and any other person pursuant to which he was appointed as an officer of the Company.

A copy of the Company’s press release announcing Dr. Murray’s appointment as Senior Vice President, Technical Operations is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press release issued by Blueprint Medicines Corporation on October 10, 2017

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release issued by Blueprint Medicines Corporation on October 10, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUEPRINT MEDICINES CORPORATION

Date: October 10, 2017	By:	/s/ Tracey L. McCain
Tracey L. McCain
Chief Legal Officer